Ibotta Appoints Valarie Sheppard as Interim Chief Financial Officer

DENVER, March 14, 2025 (Business Wire) -- Ibotta, Inc. (NYSE: IBTA), which operates the largest digital promotions network in North America, announced today that Valarie Sheppard, seasoned industry leader and current Ibotta board member, will assume the position of interim Chief Financial Officer (“CFO”) of the Company, effective immediately. This announcement follows the transition of the current Chief Financial Officer, Sunit Patel, who is leaving Ibotta to pursue an external opportunity in the telecom space and returning to his roots in that sector. Mr. Patel will stay engaged with the Company in an advisory role for at least one year post transition.

"With decades of experience and a deep understanding of the consumer packaged goods industry, Valarie has proven to be an indispensable advisor to Ibotta since joining our board in 2021, and is well suited to step into this role," said Bryan Leach, CEO, Ibotta. "I'm confident that her extensive financial expertise makes her the right choice to guide us during this transition, while we continue to execute on our strategic priorities.”

At Procter & Gamble, Sheppard held the role of Treasurer and Controller and led corporate finance and accounting, global treasury and global business development for the organization. In addition to Ibotta, Sheppard also serves as a board member for McCormick & Company, and KDC-One, a privately held value-added supplier of household and personal care goods. Sheppard holds a Master of Science from Purdue University's Krannert School of Management.

“On behalf of our entire company, I want to thank Sunit for his leadership and contributions,” said Leach. “Under his guidance, we took Ibotta public, becoming IBTA on the NYSE, and built a best-in-class finance organization. I wish him the best in his future endeavors.”

Ibotta has engaged a nationally recognized search firm to identify a permanent Chief Financial Officer.

About Ibotta ("I bought a...")

Ibotta (NYSE: IBTA) is the leading provider of digital promotions for CPG brands, reaching over 200 million consumers through a network of publishers called the Ibotta Performance Network (IPN). The IPN allows marketers to influence what people buy, and where and how often they shop – all while paying only when their campaigns directly result in a sale. American shoppers have earned over $2.3 billion through the IPN since 2012.The largest tech IPO in history to come out of Colorado, Ibotta is headquartered in Denver, and is continually listed as a top place to work by The Denver Post and Inc. Magazine.

Contact

Corporate Communications
Hilary O’Byrne, hilary.obyrne@ibotta.com

Investor Relations
Shalin Patel, shalin.patel@ibotta.com